Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
THURSDAY, JUNE 17, 2010
DIAMONDROCK COMPLETES ACQUISITION OF THE HILTON MINNEAPOLIS
BETHESDA, Maryland, Thursday, June 17, 2010 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it completed the acquisition of the 821-room Hilton Minneapolis (the “Hotel”) for approximately $155.5 million. The seller was 1001 Marquette, LLC, a joint venture between Starwood Capital Group and Haberhill LLC. The Hotel is expected to generate $13.3 million of earnings before interest, income taxes, depreciation and amortization (or “EBITDA”) for the full year 2010 based on the operator’s most recent forecast. The total investment of $155.5 million represents an 11.7 times multiple of forecasted 2010 EBITDA. The Hotel is currently forecasting full year 2010 RevPAR growth of 7.5% with EBITDA expected to increase an impressive 19% compared to 2009. The Hotel is forecasting EBITDA of $8.4 million for the period from June 16, 2010 to December 31, 2010. The Hotel’s 2011 group booking pace is up 13% compared to same-time-last-year.
“We are excited to close the acquisition of a Top 20 MSA institutional quality hotel with the best convention location in Minneapolis. The hotel was purchased on accretive metrics and is expected to achieve strong growth potential. This acquisition will also strengthen our existing relationship with Hilton Worldwide,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.
Minneapolis is a Top 20 MSA that is headquarters to 18 Fortune 500 companies. The 821-room Hilton Minneapolis is the largest hotel in the State of Minnesota and features 77,000 square feet of meeting space, including the largest hotel ballroom in the State. The Hotel is located near the Minneapolis Convention Center, and is convenient to Target Field and local shopping, dining, and all downtown attractions via the climate-controlled Skyway. The Hotel’s previous ownership made significant capital expenditures to renovate and upgrade the guestrooms and meeting space and implemented numerous operational efficiency programs. Largely as a result of these efforts, during a difficult global macroeconomic environment the Hotel increased its profits, as measured by EBITDA, by almost 29% from 2006 to 2010.

About the Companies
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 21 hotels with approximately 10,400 rooms as well as the senior note on a 443-room hotel located in Chicago. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
Haberhill LLC, whose managing partner is Douglas Greene, was formed in 2000. Through on-going relationships between Haberhill and its capital partners, Haberhill has invested in seven full service hotels, with a total capitalization in excess of $500 million, including over $80 million of equity capital. For more information about Haberhill, please visit www.haberhill.com.
Starwood Capital Group is a private U.S.-based investment firm with a core focus on global real estate. Since the group’s inception in 1991, the firm, through its various funds, has invested more than $24 billion in assets. Additional information about Starwood Capital may be found at www.starwoodcapital.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Minneapolis, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and our ability to achieve the returns that we expect from the Hilton Minneapolis, including our forecasts of EBITDA and expected group bookings. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Net Income to EBITDA
	Period from June 16,
	2010 to December 31,
	2010	2010 Full Year
Estimated Net Income	$6,600	$10,000
Income Taxes	200	300
Depreciation Expense	1,600	3,000
Interest Expense	—	—

Estimated EBITDA	$8,400	$13,300

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.